EXHIBIT 10.2

SECOND AMENDMENT
TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT is made this 4th day of October, 2010, by and between COASTAL BANKING COMPANY, INC., a bank holding company organized under the laws of the State of South Carolina (the “Employer”), and PAUL R. GARRIGUES,a resident of the State of Florida (the “Executive”).
RECITALS:

The Employer and the Executive previously entered into an employment agreement, dated September 10, 2007, as amended by the First Amendment thereto dated December 17, 2008 (the “Agreement”).

The parties hereto desire to amend the Agreement to revise certain compensatory arrangements, as set forth herein.

In consideration of the Executive’s continued employment by the Employer and the mutual agreements hereinafter set forth, the parties hereby agree to amend the Agreement, effective July 1, 2010, as follows:

1.           By deleting Section 4.1 of the Agreement in its entirety and by substituting therefor the following:

“4.1           Base Salary.  The Executive shall be compensated at an annual base salary rate of Two Hundred Twenty Thousand Dollars ($220,000.00) (the “Base Salary”).  The Executive’s Base Salary shall be reviewed by the Chief Executive Officer of the Employer at least annually, and the Executive shall be entitled to receive annually an increase in such amount, if any, as may be determined by the Chief Executive Officer based on his evaluation of the Executive’s performance, subject to any necessary or desired approval of such adjustment by the Board of Directors of the Employer or any committee thereof.  In addition to Base Salary, the Employer shall also pay the Executive a monthly amount equal to the Executive’s share, if any, of the coast of coverages under the group health, dental, life and long-term disability plan(s), as may be maintained by the Employer from time to time, and as to which the Executive is then a participant; provided, however, that such monthly amount shall in no event exceed Five Hundred and Twenty Dollars ($520.00).  The amounts payable to the Executive pursuant to this Section 4.1 shall be payable in accordance with the Employer’s normal payroll practices.

Any supplemental amount already payable to the Executive as of the Execution Date by reason of any adjustment to Monthly Base Salary effected as of the Execution Date shall be paid to the Executive by September 30, 2010.

2.           By deleting Section 4.2 of the Agreement in its entirety and by substituting therefor the following:

“4.2           [Reserved.]”

Except as specifically amended hereby, the Agreement will remain in full force and effect as prior to this Second Amendment.

IN WITNESS WHEREOF, the Employer and the Executive have executed and delivered this Second Amendment as of the date first shown above.

COASTAL BANKING COMPANY

By:	/s/ Michael G. Sanchez
Signature

Michael G. Sanchez
Print Name

President/CEO
Title

/s/ Paul R. Garrigues
PAUL R. GARRIGUES